Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS

February 25, 2016

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE MKT symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, (the “Company”), for the three and twelve months ended December 31, 2015 and 2014, in millions of dollars except share and per share amounts.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Net sales	$1,303	$1,676	$5,594	$6,473
Net earnings attributable to Seaboard	$103	$119	$171	$367

Net earnings per common share	$88.70	$101.72	$146.44	$311.44
Average number of shares outstanding	1,170,550	1,170,550	1,170,550	1,178,441

Notes to Report of Earnings:

In the fourth quarter of 2015, Seaboard recorded interest income of $23 million, net of taxes ($31 million before taxes), or $19.49 per common share, for interest recognized on certain outstanding customer receivable balances in its Power segment. This interest income related to amounts determined to be collectible as of December 31, 2015, but previously had been considered uncollectable in prior years. This amount was fully collected by Seaboard in January 2016.

On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 (the “2015 Tax Act”) was signed into law. The 2015 Tax Act reinstated and made permanent certain expired corporate income tax provisions that impact current and deferred taxes for financial reporting purposes. The annual effects of the provisions in the new law on current and deferred tax assets and liabilities for Seaboard were recorded in the fourth quarter of 2015. The impact was a tax benefit of $13 million, or $10.92 per common share, for each of the three and twelve months ended December 31, 2015, primarily related to certain income tax credits. In addition to this amount was a credit of $17 million, or $14.88 per common share, for each of the three and twelve months ended December 31, 2015, for the 2015 Federal blender’s credits (extended by the 2015 Tax Act through December 31, 2016) that was recognized as revenues in the fourth quarter of 2015. There was no tax expense on these transactions.

On December 19, 2014, the Tax Increase Prevention Act of 2014 (the “2014 Tax Act”) was signed into law. The 2014 Tax Act extended for 2014 only many expired corporate income tax provisions that impact current and deferred taxes for financial reporting purposes. The total annual effects of the provisions in the new law on current and deferred tax assets and liabilities for Seaboard were recorded in the fourth quarter of 2014. The impact was a tax benefit of $11 million,  or $9.75 and $9.68 per common share for the three and twelve months ended December 31, 2014, respectively, primarily related to certain income tax credits. In addition to this amount was a credit of $15 million,  or $13.20 and $13.11 per common share for the three and twelve months ended December 31, 2014, respectively, for the 2014 Federal blender's credits that was recognized as revenues in the fourth quarter of 2014. There was no tax expense on these transactions.

As of September 27, 2014, Seaboard's Pork segment sold to Triumph Foods, LLC a 50% interest in Daily's Premium Meats, its processed meats division. Included in net earnings attributable to Seaboard for the twelve months ended December 31, 2014, is a gain on sale of controlling interest in subsidiary of $40 million, net of taxes ($66 million total gain before taxes),  or $34.14 per common share.

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.